Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:
Mark A. Franzen
Chief Financial Officer
714-693-2220
mfranzen @mti.com

MTI Technology Corporation Announces trading in
The Nasdaq SmallCap Market Effective August 16, 2002

Anaheim, CA, August 15, 2002 – MTI Technology Corporation (Nasdaq/NM Symbol: MTIC) announces today that its common stock will begin trading on The Nasdaq SmallCap Market effective at the opening of the market on August 16, 2002. MTI has been advised by Nasdaq that it will retain the ticker symbol “MTIC” and that investors should experience no material differences in how they obtain stock price quotes resulting from the transfer to the SmallCap Market.

MTI received a letter from Nasdaq on August 14, 2002 approving MTI’s request to transfer the listing of its common stock from The Nasdaq National Market (the “NNM”) to the SmallCap Market. MTI had applied for the market transfer after it was notified by Nasdaq, as previously disclosed, that it did not meet the minimum bid price requirement for continued listing on the NNM.

As a result of the transfer, MTI has until November 26, 2002 to comply with the minimum bid price requirement of the SmallCap Market, which requires MTI to maintain a $1.00 minimum bid price for a minimum of 10 consecutive trading days.

MTI may be eligible for an additional 180-day grace period beyond November 26, 2002 in order to comply with the $1.00 minimum bid price requirement if MTI meets the other, more stringent initial listing requirements for the SmallCap Market.

FOR IMMEDIATE RELEASE

If MTI has not met the minimum bid price requirement at the expiration of all grace periods, the common stock may be subject to delisting from the SmallCap Market, in which event MTI’s securities might be quoted in the over-the-counter market.

About MTI Technology Corporation

MTI’s mission is to provide Continuous Access to Online Informationsm through fault-tolerant, cross-platform data storage servers for the enterprise. MTI develops, manufactures, sells and services data server solutions for Global 2000 companies on a worldwide basis. Headquartered in Anaheim, California, MTI offers services and support from offices in the U.S. and Europe and complies with ISO 9001 quality system standards. For more information, please visit MTI’s web site at www.mti.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding MTI’s expectations, goals or intentions regarding the future, including but not limited to statements regarding MTI’s listing of its common stock on the SmallCap Market and the transition to such market, grace periods for compliance with SmallCap Market requirements and trading of MTI’s common stock on the over-the-counter market, all of which are subject to change. The actual results may differ materially from those described in any forward-looking statement. In particular, there can be no assurance MTI will be able to obtain compliance with the criteria for continued listing on the SmallCap Market or that MTI will be able to qualify for an additional grace period extension. Important factors that may cause actual results to differ are set forth in the MTI’s periodic filings with the U.S. Securities and Exchange Commission, including its Form 10-K for the year ended April 6, 2002. All forward-looking statements speak as of the date made and MTI undertakes no obligation to update any such statement.